FORM OF ENDORSEMENT LICENSING AND CO-BRANDING AGREEMENT

This ENDORSEMENT LICENSING AND CO-BRANDING AGREEMENT is entered into on July 26, 2013 (the Effective Date”) by and between [__________](“Lender”), for services of [_____](“Endorser”), (together, Lender and Endorser are referred to as the “___ Parties”) and MusclePharm Corporation with its principal place of business in Denver, Colorado and its subsidiaries, (collectively, “MusclePharm” or the “Company”).

RECITALS

WHEREAS, the [___] Parties have the rights necessary to license the use of the rights of publicity with respect to name, voice, approved signature, approved photographs, approved images, and approved likenesses of [_______](the “Name and Appearance Rights”) and the use of the Name and Appearance Rights as trademarks or service marks (the “Trademarks”); and

WHEREAS, MusclePharm is engaged in the business of developing and marketing nutritional products for athletes and fitness enthusiasts, and

WHEREAS, MusclePharm from time to time uses consumer, celebrity, and expert endorsements or testimonials to promote MusclePharm Products (as defined in Section 2(b) of this Agreement) in marketing and advertising materials, and

WHEREAS, MusclePharm desires to develop, market, promote and sell in conjunction and in cooperation with the Endorser a unique [________] customized product line approved by the Endorser initially comprised of between [___] to [_____] ([__] to[__]) products, subject to Section 2(b) below), that will be marketed and advertised under the Endorser’s name and likeness, all subject to the Endorser’s approval, as described in Section 12, (the “[__] Product Line”); and

WHEREAS, MusclePharm desires to engage Endorser, and Endorser desires to accept the engagement, as more fully described in this Agreement, whereby Endorser will lend his name, reputation, and appearance to (i) endorse and promote MusclePharm and its Products and (ii) to develop the [__] Product Line and several related promotional giveaway items that will depict the Endorser’s name and likeness solely in conjunction with the MusclePharm logo or images of the [__] Product Line on the permitted promotional products (the “Promotional Products”) set forth on Exhibit A attached hereto, as may be amended in writing by the parties hereto from time to time (collectively, the Promotional Products and the [__] Product Line are referred to as the “Licensed Products”).

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1

1. Term:

(a)  This Agreement shall have an Initial Term of three (3) years. The Term shall commence on July 23, 2013 and shall expire on July 22, 2016, unless otherwise terminated earlier pursuant to Section 9 of this Agreement. The period from July 23, 2013 to July 22, 2014 shall be referred to as the “First Contract Year”. The period from July 23, 2014 to July 22, 2015 shall be referred to as the “Second Contract Year”. The period from July 23, 2015 to July 22, 2016 shall be referred to as the “Third Contract Year”.

(b) In the event that MusclePharm shall achieve Net Sales (as defined below) of $[__] (the “First Renewal Threshold”) in the aggregate during the Third Contract Year, then this Agreement shall automatically be renewed for an additional term of three (3) years (the “First Additional Term”) on the same terms and conditions for the Initial Term except that: (i) no additional Stock Compensation (as defined below) shall be issued in connection with the renewal Term, (ii) the Cash Compensation for the First Additional Term shall be as set forth in Section 7 and Exhibit “C” Section (2) attached hereto, (iii) Endorser shall only be obligated to make [___] ([___]) Appearances in each Contract Year during the First Additional Term pursuant to Section 4(a)(ii) below and (iv) the marketing budget to promote the Licensed Products shall be $[__] during each Contract Year of the First Additional Term (subject to Section 12(b) of this Agreement). If this Agreement is renewed for the First Additional Term, then the First Additional Term shall commence on July 23, 2016, and the Agreement shall expire and terminate automatically without further notice on July 22, 2019.

(c) In the event that MusclePharm shall achieve Net Sales of $[__] (the “Second Renewal Threshold”) in the aggregate during the sixth Contract Year, then this Agreement shall automatically be renewed for an additional term of three (3) years (the “Second Additional Term”) on the same terms and conditions for the initial Term except that: (i) no additional Stock Compensation (as defined below) shall be issued in connection with the renewal Term, (ii) the Cash Compensation for the renewal Term shall be as set forth in Section 7 and Exhibit “C” Section (3) attached hereto, (iii) Endorser shall only be obligated to make [___] ([___]) Appearances in each Contract Year during the Second Additional Term pursuant to Section 4(a)(ii) below and (iv) the marketing budget to promote the Licensed Products shall be $[__] in each Contract Year of the Second Additional Term (subject to Section 12(b) of this Agreement). If this Agreement is renewed for the Second Additional Term, then the Second Additional Term shall commence on July 23, 2019 and the Agreement shall expire and terminate automatically without further notice on July 22, 2022.

2. Engagement:

(a) MusclePharm hereby engages Endorser and Endorser promises and agrees to hold himself available to use, evaluate, advertise and promote certain MusclePharm Products, as may be reasonably requested by MusclePharm in accordance with the terms and conditions set forth herein on a world-wide basis. Endorser also agrees to the use on a world-wide basis (as specified pursuant to Section 6 below and subject to the terms and conditions of this Agreement), during the Term, of his Name and Appearance Rights to advertise and promote the business of MusclePharm, its Products, and the Licensed Products.

2

(b) Products. As used in this Agreement, “Products” shall mean dietary supplements manufactured within the fifty states of the United States of America; provided, however, MusclePharm shall not produce during the Term (and any renewal Term, if any) any diet pills and/or sexual enhancement products; provided, further, that fat burning products, Shred Matrix and Live Shredded products and products that increase testosterone levels currently produced by MusclePharm as of the date hereof shall be part of the definition of Products for the purpose of this Agreement.

(c) New Products. During the Term (including any renewal Term, if any), in the event that MusclePharm shall determine to develop and introduce a new Product into the market, MusclePharm shall provide the [__] Parties with a sample of the name, design, marketing plan and an actual sample of such new Product (the “Sample”) and the [__] Parties shall have a right of first refusal (exercisable by written notice to MusclePharm within 15 days after receipt of the Sample) to include such new Product in the [__] Product Line, it being understood that there shall initially be no less than [___] ([___]) at the start of the Term and thereafter no more than [___] ([___]) Products in the [__] Product Line without the mutual written agreement of the parties hereto.

(d) Distribution Channels – Licensed Products. Subject to the terms and conditions herein (including the Exhibits), the license to MusclePharm with respect to distribution and promotion of the Licensed Products is on a worldwide basis through the Distribution Channels (as defined below) subject to approval rights set forth in Section 13 herein. For the purposes of this Agreement, “Distribution Channels” means the distribution of the Licensed Products through GNC retail and online chains worldwide during the First Contract Year and, thereafter, through MusclePharm’s other worldwide distribution channels, as mutually determined by MusclePharm and the [__] Parties.

3. Endorsement of Products:

Endorser agrees that he will use and evaluate the Products and Licensed Products according to the recommended use and dose guidelines. Based on Endorser’s knowledge, personal use and experience with the Products and Licensed Products that he shall from time to time during the Term of this Agreement provide his honest evaluation, opinion, and findings about the Products and Licensed Products he is endorsing and promoting.  The endorsements must be based on Endorser’s knowledge and/or personal use and experience with the Products and Licensed Products at or about the times the endorsements are made.  Endorser’s statements and endorsements, or paraphrases thereof, may be used by MusclePharm to advertise, promote and publicize its business, Products and Licensed Products as provided herein.  Endorser’s endorsements of the Products and Licensed Products will be in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.  If requested by MusclePharm, Endorser shall provide a signed affidavit in form satisfactory to MusclePharm confirming Endorser’s compliance with the FTC standards in connection with his endorsements and endorsement activities.

3

4. Appearances, Advertising and Promotional Activities:

(a) Appearances and Video.

(i) In order to ensure the success of the co-branded Licensed Products and maximize Net Sales of such Licensed Products to the mutual benefit of the parties hereto, the Endorser agrees that he shall make [___] ([__]) personal appearances (“Appearances”) in the First Contract Year on dates, times and places mutually agreed upon by the parties hereto. Endorser acknowledges that such Appearances in the First Contract Year shall consist of: (i) [_] ([_]) appearance at an industry tradeshow to be mutually agreed by the parties, (ii) [__] ([__]) charity event with [_________], (iii) [__] ([_]) appearance at [______], and (iv) [__] ([_]) corporate and public relations event(s) in 2013 to be mutually agreed by the parties.

(ii) The Endorser and MusclePharm may also agree to produce on dates, times and places mutually agreed upon by the parties hereto a GetSwole training video (the “Training Video”) during a production session (the “Production Day”). In the event that Endorser shall agree to produce the Training Video (such decision shall be made by the Endorser exercisable in his sole discretion) and Products (other than the Licensed Products) are featured and sold in connection with such Training Video then Endorser shall receive [__] percent ([__]%) of Net Sales (as defined below) from the sale of any Products other than the Licensed Products featured and sold directly in conjunction with the Training Video.

(iii) In order to ensure the success of the co-branded Licensed Products and maximize Net Sales of such Licensed Products to the mutual benefit of the parties hereto, the Endorser agrees that he shall make [__] ([_]) Appearances in each of the Second Contract Year and Third Contract Year (and any subsequent Contract Years if applicable) on dates, times and places mutually agreed upon by the parties hereto.

(iv) Each Appearance may be up to [__] ([__]) hours in length not including travel time to and from the Appearance, as scheduled by MusclePharm, for the purpose or promoting MusclePharm, its Products and the Licensed Products. The Production Day shall be for the purpose of MusclePharm shooting the Training Video. In the event that the Endorser agrees to participate in the Training Video, the Production Day for the Training Video may be up to [__] ([__]) hours in duration.

(v) In the event Endorser agrees to appear in the Training Video on television promoting the Licensed Products during the Term hereof, the Training Video shall be produced by a production company that is a SAG signatory and such production company shall pay on behalf of the Endorser all pension, health & welfare benefit payments. For the purpose of computing such pension, health and welfare benefit contributions and any other payments under any SAG or AFTRA contracts applicable to Endorser's appearance in such Training Video, [__]% of the compensation payable to Endorser under this Agreement shall be allocated as fair and reasonable consideration for Endorser's work and appearance in the Training Video during the Term or thereafter during the Use-Up Period defined below.

4

(b) Advertisements, Print Media, and Promotional Items. Endorser agrees that during the Term MusclePharm shall have the right to use, worldwide, Endorser’s Name and Appearance Rights (as specified in Section 6) to advertise MusclePharm and its Products and Licensed Products in print media, and in all other forms of media (other than telephone marketing or texting campaigns) including, but not limited to, point of sale material, premiums and novelties, direct marketing material, and radio, television, electronic, and computer media (including but not limited to MusclePharm’s Internet and social media websites). Print media will also include promotional items on which Endorser’s approved picture; approved likeness, or facsimile signature may appear. Endorser will have the right to approve, in writing via his representative’s office, all advertising materials which utilize Endorser’s Name and Appearance Rights, but Endorser will not unreasonably withhold approval and will promptly respond to all approval requests.

(c) Use of Endorsements. During the Term, MusclePharm also shall have the right to use, worldwide, Endorser’s oral or written endorsements of Products and Licensed Products, or paraphrases thereof, to promote MusclePharm, its business, Products, and Licensed Products. Endorser shall have the right to approve such oral or written endorsements and the use thereof, such approval not to be unreasonably withheld or delayed.

(d) Use-Up Period. During the Term, the right to use Endorser's Name and Appearance Rights granted to MusclePharm in this Section shall extend for [___] ([___]) months beyond the expiration of this Agreement (the "Use-up Period"). MusclePharm shall create no new advertising during the Use-up Period using Endorser's Name and Appearance, but shall have the right to use during the Use-up Period Endorser's Name and Appearance in advertisements and promotional materials created before the expiration date of this Agreement.

(e) Promotional Products. During the Term, MusclePharm shall have the right to create and distribute the Promotional Products world-wide. MusclePharm shall be permitted to sell the Promotional Products at its cost to third parties and Endorser shall not be entitled to any additional compensation with respect to the Promotional Products. In the event that MusclePharm shall sell any Promotional Products at above its cost then Endorser shall be entitled to receive [___]% of Net Sales from the sale of such Promotional Products.

(f) Online content. During the Term, Endorser will use good faith efforts to provide online content for MusclePharm’s websites and social media websites as reasonably requested by MusclePharm.  This will be in a form agreed to by the parties (e.g. training video or video interview with a MusclePharm representative). This will be scheduled so as to not interfere with Endorser’s movie and other obligations. Endorser will use good faith efforts to promote MusclePharm on his website.

(g) GetSwole. Endorser, in conjunction with MusclePharm’s management and fitness experts will help in the design of the GetSwole Diet and Weight Training Program.

(h) Autographed Items. Endorser shall also supply MusclePharm with at least [___] ([___]) signed items for each Contract Year, on the Licensed Products or on other items to be mutually agreed upon by the parties hereto, to be used by MusclePharm in connection with the promotion of the Products and/or Licensed Products.

5

(i) Representations and Warranties. Endorser expressly represents and warrants that he is not subject to any restriction or limitation by way of employment or contractual obligation that may impair or limit his performance of the advertising and promotional activities described above, and that Endorser has the express approval of any third party to make the promises and commitments set forth herein, and will advise any future employer of his obligations hereunder.

5. Scheduling:

(a) The Appearances, the Production Day, the Licensed Product launch and related media campaign, the interview of Endorser by MusclePharm, and all advertising and promotional activities requested by MusclePharm and approved by Endorser shall be scheduled by mutual agreement and subject to Endorser’s other business activities and commitments occurring during the Term of this Agreement. Endorser’s commitments pursuant to this Agreement shall be scheduled so as not to conflict with Endorser’s other commitments. Endorser agrees that he will in good faith make every reasonable effort, given his other commitments, to give priority to the fulfillment of his obligations pursuant to this Agreement. The parties shall confer periodically for the purpose of coordinating and scheduling Endorser’s advertising and promotional activities and services.

6. Right of Publicity:

(a) Name and Appearance Rights. As provided below, during the Term, the [__] Parties grant to MusclePharm the right to use the Trademarks as defined in this Agreement and the Name and Appearance Rights, which shall include Endorser’s name, approved photograph, approved picture (including, without limitation, any copyrighted pictures and video images of the Endorser owned by the Endorser which Endorser agrees to make available for use hereunder), approved appearance, or approved likeness, including video and other recordings of Endorser’s appearance, along with the right to use Endorser’s voice, including audio or other recordings of Endorser’s voice, Endorser’s signature, personal or professional background and experience, reputation, approved quotations and approved endorsements, or approved paraphrases of Endorser’s approved quotations and endorsements, including approved touch-ups, approved simulations or approved compositions of any of the above whether generated by computer or by any other means, for the period of time and for the purposes set forth in this Agreement. MusclePharm acknowledges that the use of some works may require that MusclePharm obtain a copyright license from third parties.

(b) Promotional Uses. During the Term of this Agreement, the [__] Parties grant to MusclePharm and consent to MusclePharm’s commercial use of the Name and Appearance Rights to advertise, promote, endorse and publicize Products, Licensed Products, and MusclePharm’s business, worldwide in any media selected by MusclePharm (excluding telephone or texting campaigns), including but not limited to print, radio, television, electronic, wireless or internet, pursuant to the terms and conditions set forth herein. MusclePharm acknowledges that any use on products requires approval and that use of the Name and Appearance Rights on products is limited to the Licensed Products.

(c) Editorial Uses. Endorser also grants to MusclePharm and consents to MusclePharm‘s editorial use world-wide of Endorser’s Name and Appearance in MusclePharm published materials approved by Endorser. For purposes of this Agreement, MusclePharm’s editorial use of Endorser’s Name and Appearance shall mean a use that does not directly promote, advertise or endorse MusclePharm’s business, its Products or Licensed Products. Nothing in this Section 6(c) shall entitle MusclePharm to reduce Endorser’s compensation pursuant to Section 7 and Section 8 of this Agreement (including, without limitation, with respect to any renewal Term, if any).

6

(d) Discretion to Utilize. Except as otherwise provided in this Agreement, MusclePharm may in its sole discretion exercise some or all of the rights granted by Endorser in this Agreement, but MusclePharm shall have no obligation to exercise or use the rights Endorser has granted. If MusclePharm elects to not exercise or use all the rights granted by Endorser, MusclePharm’s election shall not be interpreted or construed as a waiver or release of such rights. MusclePharm shall have the rights to use Endorser’s Name and Appearance Rights and the Right to Publicize Endorser’s Name and Appearance, as provided in this Agreement, unless Endorser and MusclePharm enter into a separate written agreement in which MusclePharm waives or releases some or all of the rights Endorser has granted in this Agreement.

(e) Representations and Warranties. Endorser expressly represents and warrants that he is not subject to any restriction or limitation by way of employment or contractual obligation that may impair or limit the right of publicity granted herein by Endorser, and that Endorser has the express approval of his employer to make the promises and commitments set forth herein.

6A. News Releases and Public Announcements:

Neither party may, without the other party’s prior written consent, make any news release or public announcement of the existence or value of this Agreement or its terms and conditions, or in any other manner advertise or publish its value, or its terms and conditions and neither party shall issue any press release or other public announcement which includes the name of the other party without such party’s prior written consent, such consent not to be unreasonably withheld or delayed. The parties hereby agree that within four (4) business days after the execution and delivery of this Agreement and within four (4) business days after the launch of the Licensed Products, the parties hereto shall issue a joint press release in form and substance mutually agreeable to the parties hereto. Notwithstanding the foregoing, a party may make any filing of this Agreement or description of this Agreement in a current report on Form 8-K or similar requisite filing with the Securities and Exchange Commission that it believes in good faith and upon a reasonable basis is required by applicable law or any listing or trading agreement concerning its publicly traded securities.

6B. Sample Products for Endorser’s Use:

MusclePharm shall provide a reasonable supply of Products, Licensed Products, and Promotional Products for Endorser’s personal use and endorsement as contemplated by this Agreement.

7

7. Compensation:

(a) Cash:

(i)	During the Term of this Agreement and during any sell-off period, MusclePharm shall pay Lender a royalty (the “Royalty”) of [___]% on Net Sales (as defined below) of Licensed Products sold through its wholesale Distribution Channels or retail Distribution Channels, as the case may be and [___]% on Net Sales of the Training Video and any Products sold in connection with any Training Video as contemplated pursuant to the last sentence of Section 4(a)(i) above. For purposes of this Agreement, "Net Sales" shall mean MusclePharm's gross sales (the gross invoice amount billed customers) of the Licensed Products, less discounts and allowances actually shown on the invoice (except cash discounts, transportation costs and commissions not deductible in the calculation of Royalty) and less any bona fide returns (net of all returns actually made or allowed as supported by credit memoranda actually issued to the customers not to exceed 5% in any reporting cycle), the aggregate of which discounts and allowances shall not exceed 5% in any reporting cycle. No other costs incurred in the manufacturing, selling, advertising, and distribution of the Licensed Products shall be deducted nor shall any deduction be allowed for any uncollectible accounts, allowances or bad debt.

(ii)	A Royalty obligation shall accrue upon the sale of the Licensed Products regardless of the time of collection by MusclePharm. For purposes of this Agreement, Licensed Products shall be considered “sold” upon the date when such Licensed Products are billed, invoiced, shipped, or paid for, whichever event occurs first.

(iii)	If MusclePharm sells any Licensed Products to any party affiliated with MusclePharm, or in any way directly or indirectly related to or under the common control with MusclePharm, at a price less than the regular price charged to other parties, the Royalty payable to Lender shall be computed on the basis of the regular price charged to other parties.

(iv)	All payments due hereunder shall be made in United States currency drawn on a United States bank, unless otherwise specified between the parties.

(v)	During the Term and during the sell-off period, MusclePharm shall make royalty payments in U.S. dollars for the respective quarters ending on the last day of September, December, March and June (each, a “Royalty Period”) within thirty (30) days from the end of each quarterly period. Each such royalty payment shall include an itemized statement showing the nature and source of such royalties, including (i) the number of units of Licensed Products sold (by country and customer); (ii) the total number of units returned for which credit was given and the total dollar amount of such credits, and (iii) the total gross sales and the total royalties due with respect to such gross sales, and each itemized statement shall be certified by a duly authorized officer of MusclePharm. Such statements shall be in the form attached hereto as Exhibit “B” and furnished to Lender whether or not any Licensed Products were sold during the Royalty Period.

8

(vi)	MusclePharm will send all statements and payments, including all royalties, to the Lender to the address set forth in Section 20 below. MusclePharm will make all payments payable to the Lender.

(vii)	Receipt or acceptance by Lender (or its authorized representative) of a royalty statement or receipt or acceptance of any accompanying royalty payment shall not prevent Lender from at any time within three years after the Term of this Agreement questioning the validity or accuracy of such royalty statement or payment.

(viii)	MusclePharm’s obligations for the payment of a Royalty and the Guaranteed Minimum Royalty (as defined below) shall survive expiration or termination of this Agreement and will continue for so long as MusclePharm continues to manufacture, sell or otherwise market the Licensed Products.

Notwithstanding the foregoing, Lender shall be entitled to receive a guaranteed minimum royalty for each Contract Year including the Additional Term, if any (the “Guaranteed Minimum Royalty”), payable in accordance with Exhibit “C” attached hereto.

8. Stock:

(a)          Within three (3) days of the execution and delivery of this Agreement and prior to any news release or public disclosure of the existence of this Agreement, its terms and conditions, or the relationship of the parties hereto, whether pursuant to a press release, a current report on Form 8-K or other filing with the Securities and Exchange Commission or otherwise (the “Issuance Date”), MusclePharm shall issue Lender [_______] shares of MusclePharm’s restricted stock (the “Compensation Shares”), for services performed and to be performed pursuant to this Agreement. [___]% of the Compensation Shares will be fully vested upon issuance, and for a period of six (6) months following the date hereof, Lender may not sell in excess of [__] percent ([__]%) of the Compensation Shares without the prior consent of MusclePharm; provided, that, the Lender shall be entitled, without the prior consent of MusclePharm, to transfer the Compensation Shares at any time to affiliates and family members so long as such transfers are in compliance with state and federal securities laws and such transferees agree to be bound by foregoing transfer restrictions for the six (6) month period following the date hereof with respect to the Compensation Shares. MusclePharm agrees that (i) with respect to the Compensation Shares, Lender shall be entitled to all rights and benefits under the registration rights agreement, dated as of March 28, 2013 (the “Registration Rights Agreement”), by and among MusclePharm and the investors party thereto as if it were an investor party thereto, mutatis mutandis. MusclePharm shall promptly file (and in no event later than August 14, 2013) a registration statement on Form S-1 pursuant to the Securities Act (as defined below) (the “Registration Statement”) with the SEC and will include therein the offering of all of the Compensation Shares and no other securities of the Company. MusclePharm agrees that if the SEC shall issue comments on the Registration Statement, MusclePharm shall in good faith respond to such comments as soon as practicable. MusclePharm will cause the Registration Statement to be declared effective as promptly as practicable.

9

(b)          MusclePharm and Lender agree that, for purposes of determining the taxable income of Lender and the tax expense, deduction or other corresponding charge of MusclePharm, in each case in connection with the issuance of the Compensation Shares in accordance with this Section 8, the fair market value of the Compensation Shares shall be the amount set forth in any third-party valuation report delivered by Lender to MusclePharm within forty-five (45) days following the Issuance Date. MusclePharm will promptly provide all information reasonably requested by Lender and/or its valuation firm in connection with the preparation and delivery of such report. MusclePharm shall not take any position for tax purposes inconsistent with such fair market value as so determined without the consent of Lender; provided, however, that nothing herein shall preclude MusclePharm from utilizing a different method of calculating the fair market value of the Compensation Shares for financial accounting purposes if MusclePharm’s Chief Financial Officer, audit committee and independent auditors shall determine in good faith that such alternative calculation of the fair market value of the Compensation Shares is required under generally accepted accounting principles in the United States.

(c)          In connection with the issuance of the Compensation Shares, but without limitation of Section 8(a) or the other terms and conditions in this Agreement, Lender hereby makes the following representations to MusclePharm regarding the Compensation Shares:

(i)          Lender understands that, as of the date hereof, none of the Compensation Shares have been registered under the Securities Act of 1933, as amended (“Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Lender’s representations as expressed herein. Lender is acquiring all of the Compensation Shares for its own account, not as a nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(ii)         Lender understands that all of the Compensation Shares will constitute “restricted securities” under the federal securities laws, inasmuch as it is being acquired from MusclePharm or such other company in one or more transactions not involving a public offering and that under such laws the Compensation Shares may not be resold without registration under the Securities Act or an exemption therefrom. The certificates representing the Compensation Shares will be endorsed with a legend to such effect. Lender has been informed and understands that (i) there are substantial restrictions on the transferability of the Compensation Shares, and (ii) no federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation nor endorsement, of the Compensation Shares.

(iii)        Lender, or Lender’s business and financial advisors, have substantial experience in evaluating and investing in private transactions of securities in companies similar to MusclePharm and such other company and Lender acknowledges that it can protect its own interests. Lender, or such advisors, have such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its acceptance of all of the Compensation Shares of MusclePharm as compensation or otherwise.

(iv)        Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

10

(v)         Lender understands that all books, records, and documents of MusclePharm relating to it have been and remain available for inspection by him or his business and financial advisors upon reasonable notice. Lender confirms that all documents requested have been made available, and that it or such advisors have been supplied with all of the information concerning MusclePharm that has been requested. Lender confirms that it or such advisors have obtained sufficient information, in its and their judgment to evaluate the merits and risks of receipt of the Compensation Shares as compensation or otherwise. Lender confirms that it has had the opportunity to obtain such independent legal and tax advice and financial planning services as it has deemed appropriate prior to making a decision to enter this Agreement. In making each such decision, Lender has relied exclusively upon its experience and judgment, or that of such advisors, upon such independent investigations as it, or they, deemed appropriate, and upon information provided by MusclePharm in writing or found in the books, records, or documents of MusclePharm.

(vi)        Lender is aware that the economic ownership of the Compensation Shares is highly speculative and subject to substantial risks. Lender is capable of bearing the high degree of economic risk and burdens of this venture, including, but not limited to, the possibility of a complete loss, the lack of a sustained and orderly public market, and limited transferability of the Compensation Shares, which may make the liquidation thereof impossible for the indefinite future.

(vii)       The offer to issue the Compensation Shares as compensation to Lender was directly communicated to Lender or its business or financial advisors by such a manner that it or such advisors were able to ask questions of and receive answers from MusclePharm or a person acting on its behalf concerning this Agreement. At no time was Lender presented with or solicited by or through any leaflet, public promotional meeting, television advertisement, or any other form of general advertising.

(viii)      None of the following information has ever been represented, guaranteed, or warranted to Lender, expressly or by implication by any broker, MusclePharm, or agent or employee of the foregoing, or by any other person:

(1)         The approximate or exact length of time that Lender will be required to remain as a holder of any of the Compensation Shares;

(2)         The amount of consideration, profit, or loss to be realized, if any, as a result of owning any of the Compensation Shares; or

(3)         That the past performance or experience of MusclePharm, its officers, directors, associates, agents, affiliates, or employees or any other person will in any way indicate or predict economic results in connection with the plan of operations of MusclePharm or the return on any of the Compensation Shares.

(d)          MusclePharm represents, warrants and covenants to Lender that:

(i)          It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it has acquired all rights necessary to perform this Agreement and exploit the Licensed Products as contemplated herein; (iii) the Licensed Products, any element thereof, or any advertising, promotional or publicity materials supplied by Licensee or third parties hereunder will not contain any language or material which is obscene, libelous, slanderous or defamatory; and (iv) the use of the Licensed Product and the Lender’s Name and Appearance rights as contemplated herein will not violate or infringe the copyright, trademark, or other rights of any third party.

11

(ii)         It has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Lender, this Agreement constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.

(iii)        It is duly organized, validly existing and in good standing under the laws of the State of Nevada. It has all requisite power to own its properties and to carry on the business as it is now being conducted and is intended to be conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such license or qualification necessary.

(iv)        Neither the execution, delivery nor performance by it of this Agreement does or will (a) violate, conflict with or result in the breach of any provision of its organizational documents, (b) conflict with or violate any law or governmental authorization applicable to it or any of its assets or its business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any encumbrance on any of its assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which it is a party or by which any of its assets is bound or affected.

(v)         It has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes hereinafter collectively referred to as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports (as amended or supplemented), and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(vi)        Set forth on Schedule 8(c) attached hereto is a true, complete, and accurate capitalization table of MusclePharm as of the date hereof on a fully diluted basis, taking into account all equity interests of MusclePharm issued or outstanding, or issuable upon conversion or exchange of any security, and any rights, options, or warrants or other agreements to acquire any such equity interests.

9. Termination:

(a) This Agreement may be terminated by MusclePharm only:

(i) In the event Endorser is convicted of a felony.

12

(ii) In the Endorser is in material breach or default of this Agreement, MusclePharm may give written notice of intent to terminate to Endorser and in such notice shall set forth in reasonable detail the facts, circumstances or events causing the alleged breach or default (“Events of Default”). The Endorser shall have thirty (30) days’ notice in which to cure the Events of Default to the reasonable and objective satisfaction of Musclepharm. If the Endorser fails, refuses or is unable for any reason to cure the Events of Default to the reasonable and objective satisfaction of MusclePharm, then MusclePharm may terminate this Agreement by giving a written termination notice which shall be effective on third calendar day after the date of the termination notice.

(iii) This Agreement may also be terminated by MusclePharm, upon fifteen days prior written notice, if death, or physical disability, physical injury, or other incapacity lasting more than eight (8) weeks, causes Endorser to be unable to perform a material amount of the personal or consulting services described in this Agreement.

(b) This Agreement may be terminated by [_____] only:

(i)          In the event MusclePharm shall default under any indebtedness or financial obligations owed by MusclePharm in an amount in excess of $[________], including, without limitation, any failure to pay principal or interest thereon, and such event of default or condition shall continue after any applicable grace period specified in such agreement or instrument, and the effect of such event or condition results in an actual acceleration of the maturity of such indebtedness or obligations; and/or

(ii)         if MusclePharm (A) dissolves, liquidates or otherwise terminates its business or operations; (B) shall generally not pay its debts or obligations as the same become due; (C) commences or becomes the subject of any case or proceeding under the bankruptcy, insolvency or equivalent laws of the United States or any other jurisdiction in the Territory which is not dismissed within 45 days; (D) has appointed for it or for any substantial part of its property a court-appointed receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official which is not dismissed within 45 days; (E) makes an assignment for the benefit of its creditors; or (F) takes corporate action in furtherance of any of the foregoing; and/or

(iii)        If the Company shall have (or with respect to the Company, the Chief Executive Officer or the Chief Financial Officer of the Company shall have) (A) been charged with respect to a felony; (B) been sued by a governmental agency; (C) received a subpoena from a governmental entity relating to an investigation of the Company; or (D) become the subject of an investigation by a governmental agency that, in each case, if adversely determined, could have, as determined by Endorser in good faith (or, solely with respect to clause (D), as reasonably determined by the Endorser), a material adverse effect on the Company’s reputation or financial performance; and/or

13

(iv)        if [____] reasonably determine (based either on (A) internal MusclePharm information; (B) reports or other credible information produced by established medical or scientific experts; or (C) multiple adverse events reported to MusclePharm or in the media) that any of MusclePharm's products are harmful to the human body or unsafe.

(v) In the event Musclepharm is in material breach or default of this Agreement, [_____] may give written notice to Musclepharm of intent to terminate, and such notice shall set forth in reasonable detail the facts, circumstances or events causing the alleged breach or default (“Events of Default”). Musclepharm shall have thirty (30) days’ notice in which to cure the Events of Default to the reasonable and objective satisfaction of the terminating party. If Musclepharm fails, refuses or is unable for any reason to cure the Events of Default to the reasonable and objective satisfaction of the terminating party, then the the [_____] may terminate this Agreement by giving a written termination notice which shall be effective on third calendar day after the date of the termination notice

(c) Effect of Expiration/Termination: Upon expiration or termination of the Agreement for persuant to paragraph 9 herein, Endorser shall have no further obligation to render any services whatsoever. MusclePharm shall have no further right to use the rights granted to MusclePharm hereunder and all such rights (including without limitation the rights to use the Name and Appearance Rights and Trademarks) shall immediately and automatically be revoked and shall terminate and revert to [________] immediately with no “use-up period”. Notwithstanding the foregoing, in the event the expiration of this Agreement or termination of this Agreement by Musclepharm pursuant to paragraph 9(a)(iii), MusclePharm shall be entitled to sell-off the remaining Licensed Products for six (6) months after such expiration of this Agreement pursuant to paragraph 4(d) herein and shall continue to pay Endorser the Royalty set forth in paragraph 7 herein. MusclePharm shall not be liable to pay any compensation for services performed after the expiration or termination. In the event of a termination by MusclePharm pursuant to paragraph 9(a)(i)-(ii), Musclepharm shall not be required to pay Endorser any further compensation except for Royalties earned up until such termination date, and provided, however, that if Musclepharm terminates this Agreement because of death, disability, physical injury, or other incapacity of Endorser. If Endorser has performed all services required by this Agreement for a particular contract year, then MusclePharm shall continue to be obligated to compensate Lender with the full compensation amount of this Agreement for such contract year. Notwithstanding anything contained herein, irrespective of the expiratation or termination of this Agreement, [_____] shall always be entitled to retain and shall never be obligated to return any monies paid and/or stock issued to Lender and/or Endorser pursuant to this Agreement. All formulas used in the Licensed Products shall remain the property of MusclePharm, but all rights in any packaging, promotional materials, and websites of the Licensed Products (including, without limitation, pictures, the name, logos and trade dress) and all intellectual property of [_______] shall revert back or otherwise be vested in [_____]; provided, however, that the MusclePharm trade name, any MusclePharm trademarks, and MusclePharm logo used on the Licensed Products shall remain the property of MusclePharm.

10. Expenses:

In connection with any Appearance or Production Day that Endorser shall be required to specifically travel solely for MusclePharm to make such Appearance or Production Day and shall not already be in such geographic location for another commitment, MusclePharm shall be required to pay the expenses associated with Endorser’s travel, lodging, security and other expenses as set forth on Exhibit “D” attached hereto.

14

11. Audit Rights:

(a) The [__]Parties shall have the right, upon at least five (5) days written notice and no more than once each Contract Year of the Term to inspect MusclePharm’s books and records and all other documents and material in the possession of or under the control of MusclePharm with respect to the Licensed Products at the place or places where such records are normally retained by MusclePharm. The [__] Parties shall have reasonable access thereto for such purposes and shall be permitted to be able to make copies thereof and extracts therefrom.

(b) MusclePharm shall keep complete and accurate books of account for the preceding three years from the date of termination and expiration. In the event that any shortfalls, inconsistencies or mistakes are discovered, they shall immediately be rectified by MusclePharm at its sole cost and expense.

(c) In the event a shortfall in the amount of five percent (5%) or more is discovered, MusclePharm shall reimburse the [__] Parties for the cost of the audit including any reasonable attorney’s fees incurred in connection therewith.

(d) MusclePharm agrees to preserve and keep accessible and available to the [__] Parties all relevant books and records for a period of at least three (3) years following the expiration or termination of the Agreement.

12. Sales and Marketing Plan And [__] Product Line and Trademarks:

(a) MusclePharm shall utilize its commercially reasonable efforts to advertise and promote the Licensed Products at its own expense and to sell the Licensed Products through the Distribution Channels worldwide as contemplated herein during the Term and to promote both the goodwill of the Endorser and the market reputation of the Licensed Products. MusclePharm will conduct its activities relating to the marketing of the Licensed Products in a professional manner. In that connection:

(b) Prior to the execution and delivery of this Agreement with respect to the First Contract Year and at least ninety (90) days prior to the beginning of each Contract Year of the Term, MusclePharm will provide the [__] Parties with a detailed marketing plan (the “Marketing Plan”). The [__] Parties shall be entitled to approve the Marketing Plan, such approval not to be unreasonably withheld or delayed. MusclePharm shall use its commercially reasonable efforts to market and distribute the Licensed Products, and MusclePharm shall allocate between $[___] and $[___] in the First Contract Year and $[___] in each subsequent Contract Year (including any renewal terms if any) toward the marketing of the Licensed Products (the “Marketing Budget”); it being understood that the parties may mutually decide not to deploy the full Marketing Budget in any Contract Year if in the good faith determination by the parties that the deployment of the full Marketing Budget is unnecessary to achieve its projected revenue targets in connection with the sale of the Licensed Products. Notwithstanding the foregoing, MusclePharm shall be entitled to re-allocate marketing dollars in its good faith judgment exercisable in its sole discretion from the media forms set forth in the Marketing Plan to promote the Licensed Products in other media forms.

15

(c) [__] Product Line and Trademarks. The parties hereto agree and understand that the [__] Product Line will be marketed and promoted as a distinct product line from MusclePharm’s overall product lines. Any trademarks and trade dress used as the brand of the [__] Product Line shall be owned by the [__] Parties (as among them, to be determined among them) and shall be included within the defined term Trademarks as used in this Agreement. Any trademark used as a brand for an individual product in the [__] Product Line, as opposed to a brand for the line of products, whether or not is based upon or derived from the Name and Appearance Rights or is independently developed also shall be owned by the [__] Parties (as among them, to be determined among them) and as shall be included within the defined term Trademarks as used in this Agreement. Notwithstanding the foregoing, the MusclePharm trade name, any MusclePharm trademarks, and MusclePharm logo used on the Licensed Products shall remain the property of MusclePharm.

13. Quality Control:

(a) MusclePharm acknowledges and agrees that, in order to maintain the goodwill and integrity of the Endorser, the Name and Appearance Rights, and the Trademarks (the “Endorser IP”), the Licensed Products shall be of a standard and of such style, appearance and quality as to protect and enhance the goodwill associated with the Endorser IP, which standard the [__] Parties may from time to time prescribe and which, in any event, shall be of substantially the same or better quality than the samples previously provided by MusclePharm to Endorser. To this end, MusclePharm will use the approval form attached hereto as Exhibit “E” to obtain required approvals under this Agreement (including, ingredients contained in the Licensed Products). Prior to any use of any of the Endorser IP, MusclePharm shall submit to the [__] Parties for the [__] Parties' prior written approval all artwork, photos, images, writings, advertising campaigns, slogans, claims made and other Name and Appearance Rights associated with the Endorser IP, samples of materials and design of the Licensed Products on which the Endorser IP are to appear and of all advertising, press and promotional literature which MusclePharm intends to use in the marketing or merchandising of the Licensed Products using the submission form in Exhibit “E” attached hereto. The [__] Parties shall respond to any such approval request within ten (10) business days. To the extent that the [__] Parties shall fail to respond within such ten (10 day) period, the submissions shall be deemed disapproved Should MusclePharm desire to submit the same request for approval, the [__] Parties shall respond within five (5) days detailing the reason for disapproval. Should the [__] Parties fail to respond in this last Five (5) business day period, submission shall be deemed approved. In addition, MusclePharm shall send, at its expense, at a minimum, two (2) representative samples of each Licensed Products, at each of the concept, pre-production and production stages, to the [__] Parties at the address set forth in Section 20 below for prior approval. During the Term, MusclePharm will also send two (2) representative samples of the Licensed Products to the [__] Parties at the address set forth in Section 20 below upon request so that the [__] Parties can determine whether the quality of the Licensed Products bearing the Endorser IP is being maintained.

16

(b) MusclePharm shall at all reasonable times during the Term (but no more than once during each Contract Year of the Term), and upon reasonable notice, permit the [__] Parties to send their authorized representatives to inspect the facilities of MusclePharm or its agents in order to confirm that the production of the Licensed Products hereunder is in compliance with the quality standards set out herein and, at MusclePharm’s expense, randomly test the formulas of the Licensed Products for quality control purposes, although the [__] Parties will have no obligation to do so.

(c) The Licensed Products shall be of the highest quality and manufactured, produced, sold, distributed and promoted in strict compliance with all applicable laws and regulations, and be of substantially the same or better quality as the samples previously submitted by MusclePharm. MusclePharm shall be responsible for ensuring that the products are properly designed and manufactured for safe use and shall promptly and fairly address and resolve all consumer complaints and warranty claims. MusclePharm hereby acknowledges that the [__] Parties are not competent to determine whether the products are safe for sale and/or distribution to the public at large. Accordingly, the [__] Parties’ approval rights relate to aspects of quality and not to a determination of the safety of the products and any approvals given by the [__] Parties of the products shall in no way detract from the MusclePharm’s obligations hereunder.

(d) The License Products will be doctor-formulated and clinically tested at Stanford University or North Carolina University or another university mutually acceptable to the parties hereto to prove the effectiveness of the Licensed Products. All Licensed Products will be tested by Informed Choice or another independent testing laboratory mutually acceptable to the parties hereto to be certified “Banned Substance Free” for athletes.

(e) Manufacturers will comply with the requirements set forth in this Section 13(e):

(i)          MusclePharm and the manufacturers will not use child labor (not including child actors or models) in the manufacturing, packaging, marketing, advertising, or distribution of the Licensed Products.

(ii)         MusclePharm and the manufacturers will only employ persons whose presence is voluntary. MusclePharm and the manufacturers will not use any forced or involuntary labor.

(iii)        MusclePharm and the manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence, abuse, or other forms of physical, sexual, psychological, or verbal harassment.

(iv)        MusclePharm and the manufacturers will not unlawfully discriminate in any hiring or employment practices.

(v)         MusclePharm and the manufacturers will, at a minimum, materially comply with all applicable wage and hour laws, rules, regulations, and industry standards. MusclePharm and the manufacturers agree that, where local industry standards are higher than applicable legal requirements, MusclePharm and manufacturer will meet the higher local standards.

17

(vi)        MusclePharm and the manufacturers will materially comply with all applicable workplace laws, rules, regulations, and industry standards, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation.

(vii)       MusclePharm and the manufacturers will respect the rights of employees to associate, organize, and bargain collectively in a lawful and peaceful manner, without penalty or interference.

(viii)      MusclePharm and the manufacturers will materially comply with all applicable environmental laws, rules, regulations, and industry standards.

(ix)         If MusclePharm becomes aware that any manufacturer has used or is using Endorser IP for any unauthorized purpose, MusclePharm, will immediately notify the [__] Parties and, if so instructed by the [__] Parties, will cause such manufacturer to cease such use immediately.

(f) Unless the [__] Parties expressly agree in advance and in writing otherwise, all Licensed Products shall be manufactured within the fifty states of the United States of America and in no other locations.

13A. Ownership and Registration of Trademarks and Name and Appearance Rights:

(a) During the Term and after expiration or termination of this Agreement, MusclePharm shall not contest or otherwise challenge or attack the [__] Parties’ rights in the Trademarks or Name and Appearance Rights or the validity of the license being granted herein.

(b) During the Term and after expiration or termination of this Agreement, MusclePharm shall not use any trademark which so substantially resembles any of the Trademarks or Name and Appearance Rights as to be likely to deceive or cause confusion or mistake or which might amount to passing-off; provided however, nothing herein shall preclude MusclePharm from using any of the intellectual property to be retained by MusclePharm contemplated pursuant to Section 9(f) of this Agreement after the termination of this Agreement.

(c) MusclePharm recognizes the value of the good will associated with the Trademarks and Name and Appearance Rights and acknowledges that the Trademarks and Name and Appearance Rights, and all rights therein and the good will pertaining thereto, belong exclusively to the [__] Parties.

(d) MusclePharm agrees that its use of the Trademarks and Name and Appearance Rights shall inure to the benefit of the [__] Parties and that MusclePharm shall not, at any time, acquire any rights in the Trademarks and/or Name and Appearance Rights by virtue of any use it may make of the Trademarks and/or Name and Appearance Rights.

18

(e) MusclePharm agrees that any copyrights in works created based upon the Trademarks and/or Name and Appearance Rights shall become the rights of the [__] Parties (as among them to be determined among them). MusclePharm irrevocably and unconditionally transfers and assigns to the [__] Parties in perpetuity and throughout the universe any and all of MusclePharm’s right, title, and interest, if any (including, without limitation, the rights generally known as ‘moral rights’) in and to all works, including any packaging, advertising and promotional materials, and other materials based upon the Trademarks and/or Name and Appearance Rights, all of which shall, upon their creation, become and remain the property of the [__] Parties. All such works based upon the Trademarks and/or Name and Appearance Rights shall be prepared by an employee-for-hire of MusclePharm (under MusclePharms’s sole supervision, responsibility, and monetary obligation) or as a work-for-hire by a third party who assigns to the [__] Parties in writing and in perpetuity throughout the universe all right, title, and interest in the same provided however, nothing herein shall preclude MusclePharm from using any of the intellectual property to be retained by MusclePharm contemplated pursuant to Section 9(f) of this Agreement after the termination of this Agreement.

(f) Injunctive Relief. MusclePharm acknowledges that the unauthorized use of the Name and Appearance Rights and Trademarks will result in immediate and irreparable damages to the [__] Parties and that the [__] Parties would have no adequate remedy at law for such authorized use. MusclePharm further agrees that in the event of any unauthorized use of the Name and Appearance Rights and/or the Trademarks, the [__] Parties, in addition to all other remedies available to them hereunder, shall be entitled to injunctive relief against any such unauthorized use as well as such other relief as any court with jurisdiction may deem just and proper.

(g) Registration. If the [__] Parties decide in their sole discretion after consulting with MusclePharm to register the Trademarks and/or Name And Appearance Rights as a trademark for the Licensed Products and/or any Promotional Products or to register the copyrights in any works based upon the Trademarks and/or the Name And Appearance Rights, MusclePharm will cooperate to provide information, samples, and documents as reasonably requested by the [__] Parties to enable the [__] Parties to comply with the application, registration, license recordal, and other requirements of any applicable jurisdictions. If the [__] Parties decide to register Trademarks and/or Name And Appearance Rights as a trademark for the Licensed Products, MusclePharm will reimburse the [__] Parties for any reasonable expenses incurred in registering in the United States and Canada and such other countries as the parties shall mutually agree upon.

14. Independent Contractor:

It is expressly agreed that Endorser is acting as an independent contractor in performing his services hereunder. MusclePharm shall carry no worker's compensation insurance or any health, accident or disability insurance to cover Endorser. MusclePharm shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship. Endorser shall be solely responsible and liable for reporting and paying all federal and state income or other taxes applicable to the Endorser’s compensation under this Agreement and MusclePharm will provide Lender with an IRS Form 1099 at the end of each calendar year in which compensation is paid to Lender. It is further understood and expressly agreed by Endorser that he has no right or authority to incur expenses, obligations or liabilities in the name of or binding on MusclePharm, and he shall not represent to third parties that he has any relationship (e.g., employer-employee or principal-agent) with MusclePharm other than the independent contractor arrangement set forth in this Agreement.

19

15. Indemnification.

(a) By the [__] Parties. The [__] Parties will at all times indemnify and hold MusclePharm and its agents and licensees harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable outside attorneys’ fees), arising out of any breach by the [__] Parties of any warranty or agreement made by the [__] Parties hereunder. In no event shall the [__] Parties’ indemnification obligations to MusclePharm hereunder exceed the after-tax value of the Cash Consideration received by Lender under this Agreement.

(b)          By MusclePharm. MusclePharm agrees to protect, indemnify, save, defend, and hold harmless the [__] Parties, their related companies, affiliates, and partners, and each of their assigns, agents, representatives, officers, directors, shareholders, and employees from and against any and all expenses, damages, liabilities, claims, suits, actions, judgments, costs and expenses whatsoever (including reasonable attorney’s fees; both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), caused by, arising out of, or in any way connected with (i) any injury, death, or other harm or claim connected with, or claimed defect in, Products or Licensed Products provided, manufactured, produced, marketed, promoted, sold, and/or distributed by MusclePharm (including any party affiliated with MusclePharm); (ii) any material inaccuracy or misrepresentation by MusclePharm in this Agreement; (iii) any advertisement and/or promotion of MusclePharm, its Products, or Licensed Products, including but not limited to any use of the materials produced pursuant to this Agreement, as well as MusclePharm’s advertising/promotion campaign described above in this Agreement and/or (iv) any breach of this Agreement and/or in connection with this Agreement. No settlement will be entered into by the [__] Parties without MusclePharm’s prior written approval.

16. Exclusivity; Non-Competition:

(a) During the term of this Agreement, or any extensions of this Agreement, Endorser and the Lender hereby agree and warrant that it will not enter into any other endorsement agreement for the use of Endorser’s name, image and/or likeness for advertising, marketing and/or endorsement of any other dietary supplements during the Term of this Agreement. Notwithstanding the foregoing, the following will not be a breach of this Agreement: (i) Endorser’s performance of services or appearing in the news or informational portion of any radio, TV or film or entertainment program regardless of products or services therein or sponsorship thereof; (ii) Endorser’s participation in movies or TV programs as well as merchandising, commercial tie-ins and/or product placements utilizing Endorser, or (iii) Endorser’s performance of services, appearance or use of his name, likeness in connection with charitable events, sports events, organizations, regardless of usage of products or services and/or sponsorship thereof.

(b) Endorser shall not use or provide endorsements or testimonials for products that compete with MusclePharm Products or the Licensed Products. Any failure of Endorser to disclose such conflicting interests, or any breach of this Section, shall be deemed a material breach of the Agreement. Endorser’s duty not to compete with the business of MusclePharm shall continue for a period of one year following the expiration or termination of this Agreement. Endorser’s non-competition obligation shall not be required in the event of a material breach of this Agreement by MusclePharm.

20

17. [RESERVED.]

18. Assignment:

The license granted by this Agreement is personal to MusclePharm. Except as set forth below, MusclePharm shall not assign or otherwise transfer, license, sublicense, or delegate any rights or obligations under this Agreement without the express prior written consent of the [__] Parties. Neither party shall voluntarily or by operation of law assign or otherwise transfer the rights and/or obligations incurred pursuant to the terms of this Agreement without the prior written consent of the other party. Any attempted assignment or transfer by a party of their rights and/or obligations without such consent shall be void. Nothwithstanding the foregoing, this Agreement may be assigned without the [__] Parties’ consent by MusclePharm in connection with a change of control transaction; provided that the acquirer of MusclePharm shall have financial resources substantially similar or greater than MusclePharm and shall specifically assume the obligations of MusclePharm under this Agreement in writing prior to the consummation of the change of control transaction. In addition, notwithstanding the foregoing, the Endorser and the Lender shall be entitled to sell, transfer and assign the Cash Compensation and the Compensation Shares (subject to compliance with the restrictions set forth in Section 8(a) above and federal and state securities laws) to third parties; provided, however, that Endorser shall remain solely liable to fulfill all of his obligations under this Agreement.

19. Modification of Agreement:

The parties may modify this Agreement hereto only by a written supplemental agreement executed by both parties.

20. Notice:

Any notice required or permitted to be given hereunder shall be sufficient if given in writing, and sent by registered or certified mail, postage prepaid, or by courier such as FedEx, addressed as follows:

If to MusclePharm:

MusclePharm

Attn: Brad Pyatt; CEO

4721 Ironton Street

Denver, CO 80237

With a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

Attn: Harvey J. Kesner, Esq.

Edward H. Schauder, Esq

21

If to the [__] Parties:

With a copies to:

and

and

or to such other address as the parties hereto may specify, in writing, from time to time. Written notice given as provided in this Section shall be deemed received by the other party two business days after the date the mail is stamped registered or certified and deposited in the mail, or deposited with courier.

21. Governing Law:

This Agreement has been executed and delivered in Los Angeles County in the State of California, and its interpretation, validity and performance shall be construed and enforced in accordance with the laws of the State of California. The exclusive venue for any proceeding to interpret, construe or enforce this Agreement in accordance with Section 22 below shall be Los Angeles County, California.

22

22. Dispute Resolution and Attorneys’ Fees:

(a) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles County before an arbitrator who is a retired U.S. District Court judge. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. The parties adopt and agree to implement the JAMS Optional Arbitration Appeal Procedure (as it exists on the effective date of this Agreement) with respect to any final award in an arbitration arising out of or related to this Agreement. Nothing in this agreement clause shall preclude parties from seeking provisional or injunctive relief remedies in aid of arbitration from a court of appropriate jurisdiction.

(b) In any arbitration arising out of or related to this Agreement, the arbitrator(s) shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator(s) determine a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator(s) may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

23. Binding Effect:

This Agreement when signed by the parties shall be binding upon the parties, and their respective heirs, successors or legal representatives.

24. Representations, Warranties and Covenants:

(a) The [__] Parties represent and warrant that (i) they hold all such rights, title, and interest in his Name and Appearance Rights as are required to permit them to enter into this Agreement; (ii) they have the full right, power and authority to enter into this Agreement; (iii) they have not authorized any third party to create products similar to the [__] Product Line, and (iv) they do not own any equity interest in any companies that produce nutrition and/or supplement products. MusclePharm expressly acknowledges that the [__] Parties have not ascertained the worldwide availability of the Name and Appearance Rights and related Trademarks for use as trademarks on the Licensed Products or whether such use would infringe the rights of any other entities. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE [__] PARTIES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH THE TRADEMARKS AND NAME AND APPEARANCE RIGHTS, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. THE [__] PARTIES SHALL NOT BE LIABLE TO MUSCLEPHARM OR ANY THIRD PARTY FOR ANY DAMAGES ARISING FROM OR RELATING TO MUSCLEPHARM’S USE OF THE TRADEMARKS AND NAME AND APPEARANCE RIGHTS. IN NO EVENT SHALL THE [__] PARTIES BE LIABLE FOR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES.

23

(b) MusclePharm represents, warrants and covenants that (i) it has the full right, power and authority to enter into this Agreement; (ii) it has acquired all rights necessary to perform this Agreement and exploit the Licensed Products as contemplated herein; (iii) the Licensed Products, any element thereof, or any advertising, promotional or publicity materials supplied by Licensee or third parties hereunder will not contain any language or material which is obscene, libelous, slanderous or defamatory; (iv) the use of the Licensed Product and the Name and Appearance Rights as contemplated herein will not violate or infringe the copyright, trademark, or other rights of any third party; (v) the Products and Licensed Products will comply in all material respects with all applicable laws and regulations and will be safe for human consumption.

25. Payments:

All cash payments shall be made via wire transfer to the Lender to an account provided by Lender or his representative.

26. Confidentiality:

The parties acknowledge that during the course of this Agreement the parties will provide to each other certain proprietary and confidential information that is held and maintained confidentially by each party. Each party shall be entitled to share such confidential information received by such party only with such party’s representatives, legal and accounting advisors who shall agree to be bound by the confidentiality obligations set forth in this Section 26. During the term of this Agreement and for three (3) years thereafter, each party shall hold in strict confidence all such information. This obligation shall not apply to any information which: (a) becomes known to the general public through no fault of either party; (b) is required to be disclosed in the enforcement of rights hereunder, or (c) is required to be disclosed by any state or federal statue, regulation or court order.

27. Insurance:

MusclePharm shall, throughout the Term of the Agreement and for a period of not less than four years thereafter, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in California and New York, a commercial general liability insurance policy including coverage for contractual liability (applying to the terms and conditions of this agreement), product liability, personal injury liability, and advertiser's liability, in a form approved by the [__] Parties, in the amount of at least Five Million Dollars (US$5,000,000) per occurrence naming the [__] Parties (for the avoidance of doubt, specifically including each of Lender and Endorser) as additional named insureds. Without limiting the generality of the foregoing, such policy shall provide protection against any and all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Products and Licensed Products or any material used in connection therewith or any use thereof. The policy shall provide for ten (10) days notice to the [__] Parties from the insurer by Registered or Certified Mail, return receipt requested, in the event of any modification, cancellation, or termination thereof. MusclePharm agrees to furnish the [__] Parties a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement and, in no event, shall MusclePharm manufacture, distribute, advertise, or sell the Licensed Products prior to receipt by the [__] Parties of such evidence of insurance. MusclePharm shall be responsible to provide for any appearances pursuant to this Agreement by Endorser appropriate certificates of insurance with coverage limits of at least Five Million Dollars (US$5,000,000) per occurrence endorsed to name the [__] Parties as additional named insureds with respect to claims arising out of appearances by Endorser. MusclePharm shall be responsible to pay the deductible under any such insurance policies with respect to any claims made under such policies.

24

28. Entire Agreement:

This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supersedes all agreements and understandings between the parties concerning the subject matter hereof. The language in all parts of this Agreement shall in every case be construed simply according to its fair meaning.

29. Infringement:

(a) The [__] Parties shall have the exclusive right, but not the obligation, to prosecute, defend, and/or settle at their own cost and expense and in their sole discretion, all actions, proceedings and claims involving an infringement of the Name and Appearance Rights or Trademarks and to take any other action that they deem proper or necessary in their sole discretion for the protection and preservation of such rights. In their sole option, the [__] Parties may take any action described above in one or more of their own names and MusclePharm will cooperate fully therewith. MusclePharm shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle at its own cost and expense and in its sole discretion, all actions, proceedings and claims involving an infringement of the MusclePharm trade name, trademarks, and logo even if the matter involves the Licensed Products and to take any other action that its deem proper or necessary in its sole discretion for the protection and preservation of such rights. In its sole option, MusclePharm may take any action described above in its own name and the [__] Parties will cooperate fully therewith if the matter involves the Licensed Products. All expenses of any action taken by a party hereto as contemplated above shall be borne by such party, and all relief granted in connection therewith shall be solely for the account of such party. A party hereto will not claim or reserve any rights against the other party as the result of any such action contemplated above.

(b) Each party shall notify the other party promptly of any adverse, pending or threatened action in respect of an infringement of the Name and Appearance Rights or Trademarks or any infringement of the Licensed Products, as the case may be, and of any use by third parties that would or might tend to be adverse to the rights of the parties hereto, as applicable.

* * * THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK. * * *

25

This Agreement when signed and dated by all parties shall be deemed to be made, accepted and delivered in the City and County of Los Angeles, California, regardless of where the Agreement is executed by the parties.

MusclePharm Corporation

By:
Name: Brad Pyatt
Title: CEO

Dated: July ___, 2013

Lender:

By:
Name:
Title:

Dated: July ___, 2013

Endorser:

By:
Name:
Title:

Dated: July ___, 2013

26

EXHIBIT A

PROMOTIONAL PRODUCTS

Promotional Products shall include the following products:

•	T-Shirts;
•	Golf Shirts;
•	Hats;
•	Visors;
•	Wristbands and Headbands; and
•	Shakers.

Each and every of the foregoing Promotional Products must be specifically approved in advance and in writing by the [__] Parties and shall always prominently include the MusclePharm logo or images of the Licensed Products.

27

Exhibit “B”

Royalty Statement

Company Name:	MusclePharm Corporation

Licensee Address:	4721 Ironton Street, Unit A, Denver, Colorado 80239

For Quarter Ending:

Customer Name	Item/SKU Number or Description	Invoice Price	No. Units Sold	Sales Invoice	Less Returns	Net Sales	Royalty Percentage	Royalty Amount

Total Royalty Earned This Quarter:	$

Total Earned Royalty To Date (This Contract Year):	$

TOTAL	$

Less Paid and Un-Recouped Minimum Guarantee:	$([	])

Balance Due From the Company and
Payable This Quarter:	$

I hereby certify that the above is accurate and complete.

Signature	Date

Title

Printed Name

Submit to:

Name:

Email:

Tel:

Date Received:

28

Exhibit “C”

Section (1)

Guaranteed Minimum Royalty during the initial Term:

Contract Year	Minimum Royalty	Timing of Payment
One	$_____________	$____ payment due on the following dates: July 23, 2013; October 1, 2013; February 1, 2014
Two	$______________	$________ payment due on the following dates: July 23, 2014; October 1, 2014; February 1, 2015
Three	$_____________	$_________ payment due on the following dates: July 23, 2015; October 1, 2015; February 1, 2016

29

Section (2)

Guaranteed Minimum Royalty during the First Additional Term:

In the event that the Renewal Threshold is achieved in the Third Contract Year, during the First Additional Term the Minimum Royalty and Timing of Payment shall be as follows:

Contract Year	Minimum Royalty	Timing of Payment
Four	$_________	$________ payment due on the following dates: July 23, 2016; October 1, 2016; February 1, 2017
Five	$___________	$________ payment due on the following dates: July 23, 2017; October 1, 2017; February 1, 2018
Six	$____________	$_______ payment due on the following dates: July 23, 2018; October 1, 2018; February 1, 2019

30

Section (3)

Guaranteed Minimum Royalty during the Second Additional Term:

In the event tht the Second Renewal Threshold is achieved in the Sixth Contract Year, during the Second Additional Term the Minimum Royalty and Timing of Payment shall be as follows:

Contract Year	Minimum Royalty	Timing of Payment
Seven	$________	$_______ payment due on the following dates: July 23, 2019; October 1, 2019; February 1, 2020
Eight	$___________	$_________ payment due on the following dates: July 23, 2020; October 1, 2020; February 1, 2021
Nine	$_____________	$________ payment due on the following dates: July 23, 2021; October 1, 2021; February 1, 2022

31

Exhibit “D”

Endorser Expenses

MusclePharm shall be responsible for the following expenses:

•	Exclusive private jet transportation (Netjets, or as otherwise indicated by Endorser) to be arranged through [__] or [__];
•	A first class suite at a hotel of Endorser’s choice;
•	A security detail; and
•	A reasonable per diem expense allowance while Endorser is on location.

32

Exhibit “E”

Approval Request Response

Tracking Number: _____________________

CONCEPT:	Date:

Approved. Supply pre-production sample as soon as available for approval.	☐

Not approved, pending changes indicated. Re-submit concept sample for approval.	☐

Not approved.

PRE-PRODUCTION SAMPLE:	Date:	☐

Approved. Supply production sample as soon as available for approval.	☐

Not approved, pending changes indicated. Re-submit pre-production sample for approval.	☐

Not approved.	☐

PRODUCTION SAMPLE:	Date:	☐

Approved. Supply production sample for _________ records.	☐

Approved with changes for next production run – please re-submit.	☐

Not approved, pending changes indicated. Re-submit production sample for approval.	☐

Not approved. Cease all manufacture, sale, display, marketing, and distribution.	☐

COMMENTS:

Signature:
Title:

33